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                     October 12, 2023

       Shankar Musunuri
       Chief Executive Officer
       Ocugen, Inc.
       11 Great Valley Parkway
       Malvern, Pa 19355

                                                        Re: Ocugen, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            Filed February 28,
2023
                                                            File No. 001-36751

       Dear Shankar Musunuri:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences